EXHIBIT 99.1

PRESTO®	Tel. 715-839-2021
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242
NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED THIRD QUARTER 2008 SALES AND EARNINGS

        Eau Claire, Wisconsin (October 24, 2008) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “All three of our business segments realized top line sales increases over those reported in the prior year’s third quarter. The largest portion of the increase stemmed from the Defense segment, with a lesser amount derived from heightened sales of absorbent products, and a nominal portion from increased revenues from the sales of housewares and small appliances.   The quarter’s strong earnings performance was largely attributable to the Defense segment which benefited from higher volume and lower general and administrative costs.  Due to the inability to raise prices in keeping with increased costs, year to year differences in profit and loss for both the Housewares/Small Appliance and Absorbent Product segments were small despite the augmented sales levels. The Housewares/Small Appliances segment enjoyed a minor earnings improvement over the earnings realized in third quarter 2007, while the Absorbent Product segment experienced a small additional loss. The earnings from the Company’s portfolio declined from those achieved in third quarter 2007, both as a result of reduced yields and a reduction in dollars invested, as more funds were used to support the Company’s operations.”

      Ms. Cohen provided a final update on the status of the ammunition lots that had been placed on hold during first quarter 2008, reporting that all remaining lots had been shipped and billed during the third quarter.

      National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products and baby diapers.

	THREE MONTHS ENDED
	September 28, 2008	September 30, 2007
Net Sales	$113,183,000	$99,492,000
Net Earnings	$10,201,000	$8,712,000
Net Earnings Per Share	$1.49	$1.27
Weighted Shares Outstanding	6,846,000	6,837,000

	NINE MONTHS ENDED
	September 28, 2008	September 30, 2007
Net Sales	$301,853,000	$276,748,000
Net Earnings	$26,033,000	$20,682,000
Net Earnings Per Share	$3.80	$3.03
Weighted Shares Outstanding	6,844,000	6,835,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.